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                                                                    EXHIBIT 99.1

                               PURINA MILLS, INC.
                                 P.O. BOX 66812
                            ST. LOUIS, MO 63166-6812





FOR IMMEDIATE RELEASE

CONTACT:  DARRELL D. SWANK
(314) 768-4885



                PURINA MILLS ANNOUNCES DELAY IN CLOSING OF MERGER

St. Louis, MO--September 26, 2001--Purina Mills, Inc. (Nasdaq: PMIL) announced today a delay in the closing of the proposed Land O'Lakes acquisition. Purina Mills and Land O'Lakes now contemplate that the transaction will close during the month of October. The transaction, which has previously been approved by Purina Mills stockholders and received anti-trust clearance, had been expected to close by the end of September. Under the terms of the merger agreement, Purina Mills has the right to terminate the merger agreement if Land O'Lakes has not obtained the financing necessary to consummate the merger by November 15, 2001.

Daniel E. Knutson, the Chief Financial Officer of Land O'Lakes, stated: "The recent tragic events in New York and the associated uncertainty in financial and credit markets have delayed the closing of our Purina Mills transaction. We continue to actively pursue this acquisition. While the financial and credit markets have been affected, we contemplate that this transaction will be consummated in October."

Purina Mills is America's leading producer and marketer of animal nutrition products. Based in St. Louis, Missouri, the company has 49 plants and approximately 2,300 employees nationwide. Purina Mills is permitted under a perpetual, royalty-free license agreement from Ralston Purina Company to use the trademarks "Purina" and the nine-square Checkerboard logo. Purina Mills is not affiliated with Ralston Purina Company, which distributes Purina Dog Chow brand and Purina Cat Chow brand pet foods.

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Statements in this release which are not statements of current or historical fact are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward looking statements in this release include statements regarding Purina Mills and Land O'Lakes expectations about the closing of the merger. It is important to understand that actual outcomes and results could differ materially from those in such forward-looking statements. Factors that could cause our actual outcome or results to differ materially include the occurrence of any event that (i) materially and adversely affects Purina Mills, Land O'Lakes, the financial or credit markets or economic conditions generally and/or (ii) causes the failure of a condition to the merger. You should refer to the risk disclosures outlined in Purina Mills' Proxy Statement, dated August 2, 2001, under the heading Forward Looking Statements for additional information concerning risks that could cause the merger not to close or our actual outcomes or results to otherwise differ from the forward-looking information contained in this release.